Exhibit 99(k)(2)
EXECUTION VERSION
ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of May 2023 by and between T. Rowe Price OHA Select Private Credit Fund, a Delaware statutory trust (the “Company”) and UMB Bank, N.A., as escrow agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).
RECITALS
WHEREAS, the Company proposes to offer and sell its shares of beneficial interest, consisting of Class S common shares, Class D common shares and Class I common shares (collectively, the “Shares”), on a best-efforts basis, up to $2.5 billion of gross offering proceeds (excluding the Shares to be offered and sold pursuant to the Company’s distribution reinvestment plan) (the “Offering”) to investors pursuant to the Company’s Registration Statement on Form N-2 (File No. 333-266378), as amended from time to time (the “Offering Document”).
WHEREAS, the Company has engaged a managing dealer to offer and sell the Shares on a best efforts basis through a network of participating broker-dealers and registered investment advisers (the “Dealers”).
WHEREAS, the Company will generally accept subscription proceeds for Shares monthly and may accept requests for the repurchase of Shares pursuant to quarterly tender offers in accordance with the terms of the Offering Document; and
WHEREAS, the Company desires to engage the Escrow Agent for the purpose of holding investment proceeds tendered by subscribers for investment in the Shares, prior to the time such funds are transferred to the Company for investment (such time referred to herein as the “Intra-Month Period”); and
WHEREAS, the Company desires to establish an escrow account (the “Escrow Account”) as further described herein, in which funds received from subscribers during any Intra-Month Period will, except as otherwise specified herein, be deposited and the Company desires that the Escrow Agent act as escrow agent to the Escrow Account and Escrow Agent is willing to act in such capacity.
WHEREAS, at the direction of the Company, the Escrow Agent has engaged DST Systems, Inc. (the “Processing Agent”), to examine for “good order” subscriptions and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting, the Processing Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company.
WHEREAS, in order to subscribe for Shares during any Intra-Month Period, a subscriber must deliver (i) an executed subscription agreement in substantially the form attached as an exhibit to the Offering Document and (ii) the full amount of the purchase price for the Shares: (a) by check made payable to the order of “UMB Bank, N.A., Escrow Agent for T. Rowe Price OHA Select Private Credit Fund” in U.S. dollars; or (ii) by draft or wire transfer of immediately available funds in U.S. dollars, made payable as provided in Section 12(b) (collectively, the “Payment Instruments”).
AGREEMENT
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Escrow Agent agree to the terms of this Agreement as follows:

1.    Establishment of Escrow Account. On or prior to the commencement of the offering of Shares pursuant to the Offering Document, the Company shall establish the Escrow Account with the Escrow Agent, which shall be entitled “UMB Bank, N.A., as Escrow Agent for T. Rowe Price OHA Select Private Credit Fund”. This Agreement shall be effective on the date first written above.
2.    Operation of the Escrow.
(a)    Deposits in the Escrow Account. During any Intra-Month Period, DST Systems, Inc., in its capacity as the Company’s transfer agent (the “Transfer Agent”), will promptly deliver, but in no event later than noon of the next business day following receipt by the Transfer Agent or Dealers transmitting monies and subscriptions from subscribers, any monies received from subscribers for the payment of Shares to the Escrow Agent for deposit in the Escrow Account, and the Escrow Agent shall deposit and hold in the Escrow Account any monies received directly from subscribers for the payment of Shares (collectively, the “Escrowed Funds”); provided, however, if the Transfer Agent receives subscription agreements and Payment Instruments at a regional office and final supervisory review is conducted at a different location (the “Final Review Office”), then the regional office shall transmit the subscription agreements and Payment Instruments to the Final Review Office by noon on the next business day following their receipt by the regional office and the Final Review Office shall review the subscription agreements and check to ensure their proper execution and form and, if they are acceptable, deliver the subscription agreements to the Processing Agent and the funds to the Escrow Agent by noon on the next business day after their receipt by the Final Review Office. All monies deposited into the Escrow Account shall be held in the Escrow Account until such funds are disbursed in accordance with this Section 2. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or any of its affiliates. If any of the Payment Instruments are returned to the Escrow Agent for nonpayment, the Escrow Agent shall promptly notify the Company in writing via mail, e-mail or facsimile of such nonpayment, and is authorized to debit the Escrow Account, as applicable in the amount of such returned payment. The Processing Agent has agreed to maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address; (ii) the number and class of Shares purchased by such subscriber; and (iii) the amount paid by such subscriber for such Shares.
(b)    Distribution of the Escrowed Funds.
(i) Escrowed Funds Received During an Intra-Month Period: Any funds deposited into the Escrow Account shall remain in the Escrow Account until the Escrow Agent receives written direction provided by the Company instructing the Escrow Agent to deliver the principal amount of such Escrowed Funds as the Company shall direct. Thereafter, the Escrow Agent shall promptly disburse to the Company, by check or wire transfer, the funds in the Escrow Account in the amounts requested by the Company; provided, however, that the Escrow Agent shall not disburse the funds of a subscriber, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the Company and/or the Transfer Agent in writing of such rejection or rescission.
(ii) The Company hereby directs the Escrow Agent to provide the Processing Agent with all electronic files and information needed by the Processing Agent, including, without limitation, the subscription agreements, to maintain ownership records for the Company’s shares. With respect to any disbursement directions submitted to the Escrow Agent under this Section 2(b), the Company certifies it (or its authorized delegate) shall review any wire instructions set forth therein to confirm such wire instructions are accurate, and agrees it will not seek recourse from the Escrow Agent as a result of losses incurred by it for making the disbursement in accordance with its instructions;

provided that the Escrow Agent acted upon instructions without fraud, gross negligence or willful misconduct.
(c)    Return of Escrowed Funds. If the Escrow Agent receives written notice from the Company or Transfer Agent of the rejection of a subscriber’s subscription received during an Intra-Month Period, the Escrow Agent shall, promptly create and dispatch checks and wires drawn on the Escrow Account to return the principal amount of the funds in the Escrow Account, without deduction for fees, penalties or expenses, to the respective subscribers, and the Escrow Agent shall notify the Company and the Transfer Agent of its distribution of the funds. The subscription payments returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.
3.    Escrowed Funds.
Upon receipt of funds from subscribers to the Offering, the Escrow Agent shall hold such funds un-invested in escrow pursuant to the terms of this Agreement.
4.    Duties of the Escrow Agent.
The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall at all times materially comply with applicable laws in performing its duties pursuant to this Escrow Agreement, except to the extent that failure to so comply does not have a material adverse impact on the services furnished to Company pursuant to this Escrow Agreement; provided further, the Escrow Agent shall be deemed in compliance with the foregoing and protected in relying upon the written direction of the Company and shall have no independent obligation to evaluate whether an act or omission, in response to any such written instruction or otherwise taken by the Escrow Agent in accordance with the express terms of the Escrow Agreement, complies with applicable securities or other laws. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any other party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Except as otherwise set forth in Section 23, the Escrow Agent and Processing Agent shall keep strictly confidential all information sent to it unless such material is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to the law.
5.    Liability of the Escrow Agent and the Processing Agent; Indemnification.
(a)    In performing any of their respective duties under this Agreement, or upon the claimed failure to perform their respective duties hereunder, the Escrow Agent and the Processing Agent shall not be liable to anyone for any damages, losses, or expenses that either may incur as a result of either so acting, or failing to act; provided, however, the Escrow Agent shall be liable for damages, losses, and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be incurred by the Company arising out of its gross negligence, willful misconduct or recklessness under this Agreement. Accordingly, neither the Processing Agent nor the Escrow Agent shall incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel that is given with respect to any questions relating to their duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Processing Agent and/or the Escrow Agent shall believe such document to be genuine.
(b)    The Company hereby agrees to indemnify and hold harmless the Escrow Agent and the Processing Agent (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements, that may be incurred by either of them resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify either Indemnitee for any such losses, claims, damages, or expenses arising out of such Indemnitee’s fraud, gross negligence or willful misconduct.
(c)    The parties agree that the Escrow Agent has no role in the preparation of the Offering Document (including the subscription agreement and exhibits thereto) and makes no representations or warranties with respect to the information contained therein or omitted therefrom. The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Offering Document (including the subscription agreement and exhibits thereto) or the issuance, offering or sale of the Shares. The Escrow Agent shall have no duty or obligation to monitor the application and use of the Escrowed Funds once transferred to or at the direction of the Company, that being the sole obligation and responsibility of the Company.
6.    The Escrow Agent’s Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by the Company or any of its affiliates. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Escrow Agreement with the Company’s consent, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof with the Company’s consent, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation relating to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorney’s fees and expenses, occasioned by any delay, controversy, litigation or event, and the same shall be paid by the Fund or any of its affiliates. The Company’s obligations under this Section 6 shall survive the resignation or removal of the Escrow Agent and the assignment or termination of this Escrow Agreement.
7.    Security Interests. No party to this Escrow Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Escrow Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.
8.    Dispute. In the event of any disagreement between the undersigned or the person or persons named in instructions given pursuant to this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until: (a) the rights of the adverse claimants shall have been fully and finally adjudicated in a court of competent jurisdiction over the parties and money, papers and property involved herein or affected hereby; or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties. Notwithstanding the foregoing, the Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, with jurisdiction, and the Escrow Agent is hereby authorized in its sole discretion to comply with and obey any such orders, judgments, decrees or levies. In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the subscriber funds, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.
9.    Resignation of Escrow Agent. Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect; upon the effective date of such resignation or removal:
(a)    all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate; or
(b)    if no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; and
(c)    further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent; further the Escrow Agent may pay into such court all monies and property deposited with Escrow Agent under this Agreement.
10.    Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (i) personally delivered, (ii) sent by telecopy and confirmed by phone or (iii) mailed by registered or certified mail, with return receipt requested, delivered to the addresses set forth below, or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this paragraph:

(a) If to Company:
T. Rowe Price OHA Select Private Credit Fund
c/o OHA Private Credit Advisors, L.P.
1 Vanderbilt Avenue, 16th Floor
New York, NY 10017
Attn: Gerard Waldt, Managing Director, Chief Financial Officer – BDCs
E-mail: gwaldt@oakhilladvisors.com
Telephone: 212-852-1906

Company Wire Instructions: To be provided by the Company

(b) If to the Escrow Agent:	UMB Bank, N.A. Corporate Trust & Escrow Services 928 Grand Blvd, 12th Floor Kansas City, MO 64106 Attention: Lara L Stevens Telephone: 816-860-3017 Facsimile: 816-860-3029 Email: lara.stevens@umb.com

Escrow Agent Wiring Instructions: UMB Bank NA ABA Routing Number: 101000695 Account Number: _____________________ Account Name: UMB Bank NA, Escrow Agent for T. Rowe Price OHA Select Private Credit Fund

Checks Payable Information: Escrow Agent for T. Rowe Price OHA Select Private Credit Fund.
11.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law.
12.    Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.
13.    Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Company and the Escrow Agent.
14.    Assignability. Except as set forth in Section 9, this Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent.
15.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law. The parties hereto agree the transactions described herein may be conducted and related documents may be sent and stored by electronic means.
16.    Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way, the meaning or interpretation of this Agreement.
17.    Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
18.    Earnings Allocation; Tax Matters; Patriot Act Compliance; OFAC Search Duties. The Company or its agent shall be responsible for all tax reporting under this Escrow Agreement. The Company and the Transfer Agent shall provide to Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time and the Bank Secrecy Act of 1970 as amended from time to time. The Escrow Agent, or its agent, shall complete an OFAC search, in compliance with its policy and procedures, of each Payment Instrument and shall inform the Company if a Payment Instrument fails the OFAC search.

19.    Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.
20.    Third Party Beneficiaries. The Processing Agent shall be a third-party beneficiary under this Agreement, entitled to enforce any rights, duties or obligations owed to it under this Agreement notwithstanding the terms of any other agreements between the Processing Agent and any Party hereto.
21.    Termination of the Escrow Agreement. This Agreement, except for Sections 9 and 11 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent. Unless otherwise provided, final termination of this Agreement shall occur on the date that all funds held in the Escrow Account are distributed either: (a) to the Company or to subscribers and the Company has informed the Escrow Agent in writing to close the Escrow Account; or (b) to a successor escrow agent upon written instructions from the Company.
22.    Relationship of Parties. The Company is unaffiliated with the Escrow Agent, and this Agreement does not create any partnership or joint venture between the Company and the Escrow Agent.
23.    Data Security.
(a)    The Company agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. This program shall, at a minimum, include the maintenance of firewalls, anti-virus solutions, internal controls, security monitoring and other similar precautions, as reasonable and appropriate, to help protect against unauthorized use and/or disclosure. The Escrow Agent agrees it has policies and procedures in place to protect customer privacy in compliance with laws applicable to it as an escrow agent and bank. The Escrow Agent will promptly notify the Company of any breaches of security or loss of confidential customer information in respect of investors in the Company.
(b)    The Escrow Agent and its Representatives (as defined below) shall keep strictly confidential all information sent to them (“Confidential Information”) unless disclosure is otherwise permitted by this Section 23. The term Confidential Information shall not include information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Escrow Agent, (ii) that, at the time of receipt from the Company under this Agreement, is already in the possession or control of or known to the Escrow Agent or any of its directors, officers, employees, agent (including, for the avoidance of doubt, the Processing Agent), representatives, attorneys, or advisors of the Escrow Agent (hereinafter “Representatives”) or that is received by the Escrow Agent or any of its Representatives from a source other than the Company if, in either case, the source of the information was not at the time of first receipt known by the Escrow Agent or its Representative to be bound by a contractual, legal, fiduciary or other obligation of confidentiality prohibiting disclosure of the information to the Escrow Agent at the time of disclosure, or (iii) that is independently developed by the Escrow Agent or any of its Representatives without violating any obligations owed by the Escrow Agent or any of its Representatives to the Company under this Agreement, or was permitted to be disclosed by written authorization of the Company. In the event the Escrow Agent or its Representatives are required to disclose Confidential Information pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to the law or unless the Escrow Agent is otherwise advised by counsel that such material is legally required to be disclosed, to the extent permitted by law, the Escrow Agent or its Representatives shall give the Company prior written notice of such request or requirement so that the Company may seek an appropriate order or other remedy protecting the Confidential Information from disclosure, and the Escrow Agent and its Representatives will reasonably cooperate (with the Company reimbursing the Escrow Agent or its Representatives, as applicable, for all reasonable related out-of-pocket expenses) with the Company to obtain such protective order or other remedy. In the event that a protective order or other remedy is not obtained or the Company waives its right to seek such an order or other remedy, the Escrow Agent and its Representatives may, without liability under this Agreement, may furnish only that portion of the Confidential Information which, in the opinion of counsel, the Escrow Agent and its Representatives is legally required to disclose; provided, that the Escrow Agent and its Representatives, to the extent permitted by law, will give the Company written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable and uses commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. Without limiting the foregoing, nothing in this Agreement shall prohibit, prevent or limit the Escrow Agent or its Representatives from disclosing any Confidential Information, without notice to or consent of the Company, if the disclosure is made to a supervisory or governmental authority or a self-regulatory organization in the course of a routine examination, inquiry, or audit of the Escrow Agent, or any of its Representatives or any business or operations of the Escrow Agent or its Representatives.
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written hereinabove.

COMPANY:

T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND

By:	/s/ Gerard Waldt
Name:	Gerard Waldt
Title:	Chief Financial Officer

ESCROW AGENT:

UMB BANK NA

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President

EXHIBIT A
ESCROW FEES AND EXPENSES